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                                                                    EXHIBIT 99.a



                               [ONEOK LETTERHEAD]

[ONEOK LOGO]  FINANCIAL NEWS
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                            ONEOK CLOSES $285 MILLION
                        KOCH MIDSTREAM ASSET ACQUISITION

         TULSA, Oklahoma - ONEOK, Inc. (NYSE:OKE), announced today the closing of the acquisition of the Oklahoma midstream natural gas gathering and processing assets of Koch Midstream Enterprises for $285 million in cash. The assets include eight natural gas processing plants and approximately 3,250 miles of gathering pipeline connected to 1,460 gas wells located in Oklahoma.

         David Kyle, president and chief operating officer of ONEOK, said, "We are very pleased to close this important acquisition. It helps ONEOK continue its strategic objective of maximizing values in all its nonregulated assets including natural gas reserves, processing plants, gathering, transportation and marketing operations.

         "Total capacity of these plants is 515 million cubic feet per day. Current throughput is approximately 285 million cubic feet per day, which represents a great opportunity for us to focus on connecting more supply by optimizing the system and offering prompt and efficient services to producers. The plants are producing 19,000 barrels of natural gas liquids per day at current throughput levels.

         "We look forward to new opportunities of providing midstream services to the Oklahoma producing community. We have been an active participant in the state's natural gas industry since before statehood and we are pleased to increase our investment in this business."

         ONEOK, Inc., is an integrated natural gas company involved in production, processing, gathering, storage and transmission. The company is also the largest natural gas distributor in Kansas and Oklahoma operating as Oklahoma Natural Gas Company and Kansas Gas Service Company serving 1.4 million customers.

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STATEMENTS CONTAINED IN THIS RELEASE THAT INCLUDE COMPANY EXPECTATIONS OR
PREDICTIONS OF THE FUTURE ARE FORWARD-LOOKING STATEMENTS INTENDED TO BE COVERED BY THE SAFE HARBOR PROVISIONS OF THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934. IT IS IMPORTANT TO NOTE THAT THE ACTUAL RESULTS OF COMPANY EARNINGS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS. INFORMATION IS AVAILABLE ON THE INTERNET WORLD WIDE WEB AT http://www.oneok.com.